UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Herzfeld Caribbean Basin Fund, Inc.

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Letter Notifying Shareholders of Upcoming Proxy Solicitation
As included in the Registrants N-CSR Filed with the Commission on March 3, 2025

Dear Fellow Stockholders,

This communication to you is perhaps the most important since we launched the Fund in 1994. During the more than thirty years since that launch, we have managed the Fund with the goal of providing investors with risk adjusted returns from the Caribbean Basin while we waited for the opportunity to invest in Cuba following an anticipated opening of U.S. trading relations with Cuba. Over that long period, the Fund has generally traded up and down with news related to the political situation in Washington and Havana, at times without much correlation to the Fund’s actual Net Asset Value.

Over the past several years, however, our NAV performance has been over-shadowed by a discount, which remains persistently wide to this day. Our Board and the Fund’s investment manager, Thomas J. Herzfeld Advisors, Inc. (“Herzfeld Advisors”), implemented several policies designed to narrow the discount, including tender offers, 15% distributions annually, and a voluntary waiver of advisory fees.

In 2023, we conducted a dilutive rights offering based upon our belief that the Biden State Department was likely to relax certain trade policies toward Cuba. Despite the Biden State Department’s attempts to begin the re-establishment of trade relations with Cuba, the Cuban Government rejected that olive branch. Donald Trump was then elected to a second term as President of the United States in 2024 and nominated Senator Marco Rubio to serve as U.S. Secretary of State. As both a private citizen and as Senator for the State of Florida, Mr. Rubio has consistently advocated against any thawing of U.S./Cuba trade relations.

As we sit here today, we are, for the first time in the Fund’s history, unconvinced that the central thesis of the Fund – the opening of investment opportunities in Cuba – will occur within any foreseeable future. That leaves us at a crossroads.

In Q4 of 2024, the Board challenged Herzfeld Advisors to use its expertise to present options for Board consideration with the primary goal of determining a strategy to narrow the discount significantly and enhance value to all shareholders of the Fund. In the weeks leading up to the Board’s most recent meeting on February 27, 2025, the Fund’s Chairman Emeritus, Thomas Herzfeld, who retired from the Board effective December 31, 2024, together with new Board Chairperson, Cecilia Gondor, and the entire membership of the Board has been meeting regularly to evaluate several strategic options presented by Herzfeld Advisors. Those options included, among other strategies, liquidating the Fund, implementing larger and frequent tender offers, and modifying the Fund’s investment strategy.

It is important to recognize that for more than 40 years, under the leadership of Mr. Thomas Herzfeld, Herzfeld Advisors has been a leader and expert in the closed end fund industry. Still led by Mr. Herzfeld, the firm has advised many closed-end fund management teams on strategies for improving performance of their closed end funds. The firm considers itself a “steward” in the industry and has consistently been a vocal contributor to the principles of responsible closed-end fund management and investment. Today Herzfeld Advisors manages approximately $950 million of assets across a number of investment strategies including investing in other closed-end funds. Notably, the core of the firm’s investment advisory business is formed by strategies that invest in the credit markets including private and public credit and equity, municipal bonds, CLOs, and other strategies. The Firm has been a consistent top Morningstar manager, having earned recognition as a 5 Star performer in multiple categories for 40 consecutive quarters.1

[1]	Herzfeld Advisors has received certain nominations or awards by third-parties as reflected herein. Investors should review the criteria for each nomination or award as reflected on the third-party's webpage. In addition, the nominations and awards reflect past performance of the nominee or award designee and may not reflect the current performance or status of any such firm or individual and may no longer be applicable. Morningstar award content presented with permission and licensing fee. Contact us for more information on how the ratings are apportioned and for full disclosures regarding third party news and awards.

Change in Investment Strategy

After much collaboration with Herzfeld Advisors, and due consideration, based upon the totality of information provided, and the discussions at several meetings, the Board determined that it would be in the best interests of the Fund's shareholders to set aside the Fund’s current investment strategy and redirect the Fund to focus on a “CLO Equity Strategy”. With this change, the Fund’s primary investment objective will change to a total return strategy with a secondary objective of returning high current income to shareholders. The Fund will focus on investing in equity and junior debt tranches of collateralized loan obligations, or “CLOs”. CLOs are portfolios of collateralized loans consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors.

This step has not been taken lightly. Not only has the Herzfeld name has been synonymous with potential Cuba investment for these many years, but we also realize that many of our long-term shareholders have been willing to remain committed to the Fund “for as long as it takes”. In presenting its plan to redirect the Fund’s strategy, Herzfeld Advisors has taken into consideration the possibility that unforeseeable geo-political events could occur and reignite the opportunity to invest in Cuba (see discussion below).

However, we firmly believe now is the time to set aside Cuba and take steps to seek to materially narrow the discount and enhance value to Fund shareholders.

The Board unanimously approved the proposed changes to the Fund’s investment strategy and will recommend that the Fund’s shareholders approve the changes. The Board also approved changes to the Fund’s name to “Herzfeld Credit Income Fund, Inc.” (or similar name to be determined) and NASDAQ ticker symbol, and that certain fundamental policies be modified or eliminated.

Note that we believe that a complete liquidation of the Fund is not in the best interest of shareholders, as we strongly believe that the Fund could trade at premiums under the new investment strategy, similar to the share prices of certain other CLO equity funds in the market today. Shareholders who elect to stay in the Fund will have a potential opportunity to sell at prices above NAV liquidation prices. Providing this optionality for shareholders’ is something that the Board believes has the best potential to maximize opportunities for shareholders.

Continuation of Managed Distribution Policy

Note that the Board has kept in place the current Managed Distribution Policy (“MDP”) through June 30, 2025, which is designed to provide shareholders with a constant, but not guaranteed, fixed minimum rate of distribution. The MDP sets distributions at an annual rate of 15% of the Fund’s NAV payable quarterly, semi-annually or annually to be reviewed by the Board each quarter. The MDP also includes a Self-Tender Policy, under which the Fund will commence a tender offer by October 31 each year for up to 5% of outstanding shares of the Fund at 97.5% of NAV, if the average discount is greater than 10% for the then ended fiscal year. The determination of the percentage of shares to be repurchased under any Tender Offer will be made after the conclusion of the Fund’s fiscal year. In addition, Herzfeld Advisors has continued to waive portions of its management fees. The MDP will remain in effect until June 30, 2025 at which point the Board will evaluate whether to extend the MDP for an additional time period.

Change to Advisory Fees

The Board also authorized amendments to the Fund’s investment management agreement with Herzfeld Advisors in connection with the new strategy, subject to shareholder approval. These include a change to the fee structure consistent with fee structures of existing registered closed-end funds engaged in CLO strategies. The proposed amended management fee comprises a management fee of 1.25% based upon assets under management and an incentive fee based upon the income earned by the Fund of 10%, subject to a hurdle rate of 9%. Currently, the investment management agreement between the Fund and Herzfeld Advisors sets the management fee at 1.45% of assets under management and has no incentive fee component.2 The new fee structure may result in higher or lower management fees than the current the Fund’s current fee structure because the asset based fee portion is lower than the current contractual fee and payment of any incentive fees are conditioned on the performance of the Fund.

[2]	Under an agreement offered by Herzfeld Advisors as part of a discount narrowing strategy, the management fee has been voluntarily waived to (i) 1.35% of the Fund’s assets up to and including $30 million and (ii) 1.25% of the Fund’s assets in excess of $30 million, until June 30, 2025.

The Fund intends to hold a special meeting of shareholders as soon as practicable to obtain shareholder approval as required by the Investment Company Act of 1940, as amended (the “1940 Act”), which requires any change to a fundamental policy to be approved by “a majority of the outstanding voting securities” of the Fund (as defined under the 1940 Act), and to obtain shareholders’ approval of the amended and restated investment management agreement.

Cuba Opportunities

It is imperative to us that our long-term shareholders understand that we have not given up on the opportunities that we believe ultimately will exist in Cuba and for investment in the region. While we think the strategy change for the Fund is in the overall best interests of the Fund’s shareholders at this time, Herzfeld Advisors continues to look forward to the day when the U.S. and Cuban governments move beyond the current stalemate. The Advisor has reserved rights to use the CUBA ticker on NASDAQ and, should circumstances warrant, will seek to explore future investment in Cuba when that day comes. Until then, however, Herzfeld Advisors and the Board believe that better use of the Fund’s closed-end fund structure is in the new CLO strategy.

The information presented herein is still preliminary and subject to change. Additional information about the changes to the strategy will be provided in a proxy statement (the “Proxy Statement”) that the Fund will provide in connection with its special shareholder meeting.

The Herzfeld Caribbean Fund Performance

We are pleased to present in the remainder of this Shareholder Letter the Fund’s Semi-Annual Report for the six-month period ended December 31, 2024. On that date, the net asset value (“NAV”) of the Fund was $3.07 per share, an increase of 6.53% over the six months then ended, adjusted for distributions. The Fund’s share price closed the period at $2.335 per share, an increase of 9.26% over the same semi-annual time period, adjusted for distributions. For calendar year 2024, the Fund’s net asset value per share and price increased 2.61% and 2.79%, respectively, in each case adjusted for distributions. During the six-month period, the discount to NAV widened from -22.86% to -23.94%.

The Fund currently seeks long-term capital appreciation through investment in companies that we believe are poised to benefit from economic, political, structural, and technological developments in the Caribbean Basin. Part of the investment strategy focuses on companies in the region that we believe would benefit from the resumption of U.S. trade with Cuba. Since it has been impossible to predict when the U.S. embargo will be lifted, we have concentrated on investments that we believe can do well even if there is no political or economic change with respect to Cuba.

Caribbean Basin Update

Growth in the Caribbean Basin economies continue to show strength as a whole but varies wildly on a country and industry basis. While tourism-dependent countries have reached or exceeded pre-pandemic levels we have seen their growth moderate. Commodity-dependent countries in the region continue on higher growth trajectories. The IMF reported year-over-year real GDP growth of 2.8% for tourism-dependent countries and 16.5% for commodity-dependent countries in the region as of the end of September 2024.

Puerto Rico has struggled as of late with large scale blackouts across the island. The island has seen an increase in chronic power outages since Hurricane Maria in 2017. The power outages have become more frequent over the last few months as aging infrastructure has not been properly maintained. The patchwork fixes following Hurricane Maria have not been able to keep up with the island’s energy demands, which is one of the factors resulting in the continued population decline. Until the electrical infrastructure is updated with funds from FEMA and other sources of funding, growth in Puerto Rico will be difficult.

Cuba is dealing with similar electrical issues along with food shortages and a mass exodus of the country’s population. Overtures to the country by the Biden Administration over the last few years appear poised to be rescinded under the Trump Administration which appointed Cuba hardliner Marco Rubio as Secretary of State. Even before the change in administration, the Cuban government rejected some of those Biden-era policies we detailed in the previous shareholder letter, showing Cuba’s reticence to collaborate with the U.S. With the new policies outlined by the incoming administration taking shape, we foresee a similar scenario to the first Trump administration unfolding where harsher restrictions are placed on the island nation and the potential for improving relations with Cuba to be non-existent under Cuban President Miguel Díaz-Canel.

Guyana continues to be the growth leader in the region as oil production has swelled from 15,000 barrels per day in 2019 to 660,000 in 2024. The country plans to increase production to 1.3 million barrels per day by 2027 thereby doubling 2024 production in three years. Capital continues to flow to the island as the modern day black gold rush does not show any signs of slowing.

Portfolio

The largest gainer for the six-month period was Playa Hotels & Resorts (PLYA), which gained 50.77%. Hyatt Hotels Corporation disclosed an exclusive agreement with Playa under which Playa agreed to negotiate exclusively with Hyatt regarding potential strategic alternatives. These may include the acquisition of Playa by Hyatt. This sent the stock soaring in December 2024 as the market priced in a potential acquisition of the company. We have since exited the position as we believe the remaining potential upside to the price is limited.

Cruise lines and cruise line-related companies rounded out the remaining top performers as Royal Caribbean Cruises Ltd. (RCL), Norwegian Cruise Line Holdings ltd. (NCLH), Carnival Corporation (CCL), and OneSpaWorld Holdings Limited (OSW) gained 45.37%, 36.93%, 33.12%, and 30.09% respectively. The companies continue to benefit from the record revenues from cruising, higher margins on their private islands, new ship launches, and refinancing of expensive pandemic era debt. It is our view that the cruise line industry and those benefitting from it, such as OSW, are still undervalued despite recent gains as revenue growth remains intact while price to earnings ratios remain well below market averages. RCL was the first to reinstate its dividend in the second half of 2024 after discontinuing distributions in 2020. The free cash flow positive cruise lines are poised for buy backs and more distributions in 2025 and beyond.

The largest detractor over the period was Grupo Elektra SAB de CV (ELEKTRA*) which declined 71.12%. Controlling shareholder, Ricardo Salinas, is embroiled in litigation with Astor Asset Management which resulted in the halting of Elektra stock. Astor claims Salinas defaulted on a $110 million loan pledged with Elektra shares while Salinas has alleged fraud by Astor. The long halt in the stock resulted in Elektra being removed from the S&P/BMV IPC index along with other S&P/BMW indices resulting in forced selling of the stock once the halt was removed. In December 2024, shareholders approved a proposal by Salinas to take the company private following the plunge in the stock price and removal from indices. Mexican security law states Salinas will have to offer the higher of book value (which is currently $419 pesos per share) or the average price of the past 30 days of trading. The stock closed the 2024 calendar year at a stock price of $348.17 pesos; the minimum take private price of $419 pesos required by Mexican securities law represents a 20% gain.

Another Mexican company, Grupo Rotoplas SAB de CV (AGUA*) also struggled declining 48.57%. The Mexican stock market had grappled with the landslide sweep by leftist politicians in the June 2024 elections and saw further declines following the U.S. presidential election of Donald Trump. President Trump’s planned tariffs on Mexico would be detrimental to the Mexican economy, for which the U.S. is the largest trade partner. Grupo Rotoplas had seen sequential revenue declines since they peaked in the third quarter of 2022. The company has guided revenue increases in 2025 but the threat of tariffs by the U.S. has increased uncertainty whether those targets can be met.

Becle SAB de CV (CUERVO*) was another detractor to the portfolio, declining 36.87%. The Mexican spirits company suffered from the same political headwinds as AGUA*. More than half of the company’s exports are to the U.S. which are in the crosshairs of potential tariffs. We believe this was the main reason for the recent decline in the stock. Tequila sales make up nearly 80% of revenues. CUERVO* is unable to produce tequila outside the Jalisco region, so production in the U.S. to avoid tariffs is not an option. Since the U.S. election, we have been selling holdings in Mexican companies that we believe would struggle under the potential U.S. tariff regime.

Outlook

The outlook for the region is decidedly negative following the beginning of implementation of isolationist policies from Washington, D.C.. We view these policies as a headwind for foreign companies despite the current free trade agreements in place. With the U.S. plans to increase tariffs on the region, increase restrictions on immigration, and implement large scale deportations, the economies of Mexico, the Caribbean, and Central American countries will be negatively impacted in our view. Additionally, any hope for improving relations with Cuba that were restarted under the Biden administration appear lost. We have been reallocating the portfolio to more U.S.-centric companies in the Caribbean Basin. We have also increased our cash allocation to take advantage of the current market volatility.

Additional Information about the Strategy Changes

This letter is not intended to, and does not solicit a proxy from any shareholder of the Fund. The solicitation of proxies to effect the proposed changes will only be made by a definitive Proxy Statement.

This letter references a Proxy Statement, to be filed by the Fund. The Proxy Statement has yet to be filed with the Securities and Exchange Commission (the “SEC”). After the Proxy Statement is filed with the SEC, it may be amended or withdrawn. The Fund and its directors, officers and employees, and Herzfeld Advisors, and its shareholders, officers and employees and other persons may be deemed to be participants in the solicitation of proxies with respect to the proposed fundamental policy changes and the proposed approval of the investment advisory agreement. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Fund’s directors, officers and employees, and Herzfeld Advisors and its shareholders, officers and employees and other persons by reading the Proxy Statement when it is filed with the SEC. INVESTORS AND SECURITY HOLDERS OF THE FUND ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CHANGES. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND CAREFULLY. THE PROXY STATEMENT WILL CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND. The Proxy Statement will not constitute an offer to buy or sell securities, in any state where such offer or sale is not permitted. Security holders may obtain free copies (when it becomes available) of the Proxy Statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies (when it becomes available) of the Proxy Statement and other documents filed with the SEC may also be obtained by directing a request to the Fund at (800) 854-3863.